Exhibit 16.1

March 26, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Redding Bancorp’s Form 8-K/A dated March 29, 2004, and have the following comments:

1.	We agree with the statements made in the third and fourth sentences of the first paragraph of Item 4 and with the statements in the second and third paragraphs of Item 4.

2.	We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph of Item 4 or with the statement made in the fourth paragraph of Item 4.

Yours truly,